Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders Azzurro Solutions Corp.

We consent to the inclusion in the amendment #1 of this Registration Statement of Azzurro Solutions Corp. on Form S-1, of our report dated January 22, 2021, which includes an explanatory paragraph as to the ability of Azzurro Solutions Corp. to continue as a going concern, with respect to our audit of the financial statements of Azzurro Solutions Corp. as of September 30, 2020, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus with reference to expert in accounting and auditing.

/s/Zia Masood Kiani & Co.

(Chartered Accountants) Islamabad, Pakistan Date: February 21, 2021